Exhibit 10.23
PERFORMANCE SHARE AWARD
CARDIOVASCULAR SYSTEMS, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
     THIS AGREEMENT, made effective as of this                      day of                                         , 20          , by and between Cardiovascular Systems, Inc., a Delaware corporation (the “Company”), and                                          (“Participant”).
WITNESSETH:
     WHEREAS, the Participant on the date hereof is a key employee, officer, director of or consultant or advisor to the Company or one of its Subsidiaries; and
     WHEREAS, the Company wishes to grant a performance share award to Participant pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”) to entitle the Participant to shares of the Company’s Common Stock upon the achievement of certain specified performance criteria; and
     WHEREAS, the Administrator has authorized the grant of such performance share award to Participant;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Grant of Performance Share Award. The Company hereby grants to Participant on the date set forth above (the “Date of Grant”) the right to receive up to                      (                    ) Performance Shares on the terms and conditions set forth herein (the “Performance Award”).
     2. Performance Period. The Performance Period shall be the period beginning                                         , 20          , and ending                                         , 20     .
     3. Performance Objectives; Vesting. The Performance Shares subject to this Performance Award shall vest only upon the achievement of all or a portion of certain Performance Objectives, which much be achieved within the Performance Period. The Performance Objectives and the extent to which achievement of all or a portion of the Performance Objectives will result in the vesting of the Performance Shares are as follows:

Percentage or Number of
Performance Objective(s)	Achievement	Shares Vested

Subject to such other terms and conditions set forth in this Agreement, the Participant shall not be entitled to the issuance of any portion of the Performance Shares subject to this Performance Award until the Administrator determines the number of Performance Shares, if any, which have vested.
     4. Form, Time of Issuance. The Administrator shall, within            (     ) days after the end of the Performance Period or at such earlier times as described in Paragraph 3 above, determine the number of Performance Shares that have vested pursuant to Paragraph 3 above. Such Performance Shares shall be issued in [the calendar year] [in which] [immediately following] the date such Performance Shares become vested; provided, however, that the Participant shall receive cash equal to the Fair Market Value of any fractional shares.
     5. Termination of Employment.
          a. Prior to Vesting. If, prior to the vesting of any Performance Shares, Participant ceases to be [an employee] [a consultant] [a nonemployee director] of the Company or any Subsidiary for any reason, the Participant shall forfeit all unvested Performance Shares, and this Performance Award shall terminate.
          b. After Vesting But Prior to Issuance. If Participant ceases to be [an employee] [a consultant] [a nonemployee director] of the Company or any Subsidiary for any reason after Performance Shares have vested but prior to the date such Shares are issued (as described in Section 4 hereof), then Participant (or Participant’s estate in the event of his death) shall be entitled to receive such vested Performance Shares as if such termination of employment had not occurred. The number of such Performance Shares shall be determined by the Administrator pursuant to Paragraph 3 and shall be issued at the time set forth in Paragraph 4. Upon the issuance of the vested Performance Shares, this Performance Award shall terminate.

     6. Miscellaneous.
          a. Employment or Other Relationship; Rights as Shareholder. This Agreement shall not confer on Participant any right to continuance of employment or any other relationship by the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment or relationship. Participant shall have no rights as a shareholder with respect to shares subject to this Agreement until such shares, if any, have been issued to Participant. The grant of this Award shall not prevent Participant from receiving, in the sole discretion of the Administrator, additional performance share awards for subsequent performance periods, whether or not those performance periods overlap with the Performance Period specified herein to which this Award relates.
          b. Shares Reserved. The Company shall at all times during the term of this Award reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.
          c. Mergers, Recapitalizations, Stock Splits, Etc. Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, the Administrator may, at any time during the Performance Period specified herein, pursuant and subject to Section 14 of the Plan, suspend, modify or terminate this Agreement or any Performance Objectives set forth in Paragraph 3 upon the occurrence of any extraordinary event which substantially effects the Company or its Subsidiary, including, but not limited to, a merger, consolidation, exchange, divestiture (including a spin-off), reorganization or liquidation of the Company or Subsidiary or the sale by the Company or its Subsidiary or substantially all of its assets and the consequent discontinuance of its business.
          d. Withholding Taxes. To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes attributable to this Award are withheld from any amounts payable by the Company to the Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the issuance of any certificates for the shares of Stock subject to this Award. Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part, by delivering shares of the Company’s Common Stock, including shares of Stock received pursuant to this Award. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to this Award. In no event may the Participant deliver shares, nor may the Company or any Affiliate withhold shares, having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s election to deliver shares or to have shares withheld for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b 3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.
          e. Nontransferability. The Performance Shares granted pursuant to this Agreement shall not be transferred, assigned or pledged in any manner by the Participant, in whole or in part, other than by will or by the laws of descent and distribution.
          f. 2007 Equity Incentive Plan. The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All defined terms of the Plan shall have the same meaning when used in this Agreement. The Plan governs this Award and the Participant and, in the event of any questions as to the construction of this Agreement or of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.
          g. Stock Legend. The Administrator may require that the certificates for any shares of Common Stock issued to Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions of Paragraph 6(f) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 6(f).
          h. Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and any successor or successors of the Participant permitted by Paragraph 5(b) above.
          i. Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.
          j. Delay in Payment for Specified Employee. In the event this Award is subject to Code Section 409A and the Administrator determines that the Participant is a “specified employee” within the meaning of Code Section 409A, then any payment due to the Participant’s separation from service shall not be paid earlier than the first day of the seventh month immediately following such separation from service.
          k. Right to Amend. The Company hereby reserves the right to amend this Agreement without Participant’s consent to the extent necessary or desirable to comply with the requirements of Code Section 409A and the regulations, notices and other guidance of general application issued thereunder.
     ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CARDIOVASCULAR SYSTEMS, INC.
By:
Its:

Participant